Ex. 99(d)

CERTIFICATE NUMBER	NUMBER OF SHARES
THE CUSHING MLP TOTAL RETURN FUND
a Delaware statutory trust
Common Shares, $0.001 par value per share
Cusip No.
     This certifies that                is the owner of            (   .) fully paid and nonassessable common shares of beneficial interest, par value of $0.001 per share, of The Cushing MLP Total Return Fund (the “Fund”), a Delaware statutory trust, transferable only on the books of the Fund by the record holder thereof in person or by duly authorized agent upon delivery to the Trustees or the Fund’s Transfer Agent of this Certificate properly endorsed. This certificate is not valid unless countersigned by the Transfer Agent and Registrar.
     A statement in full, of all the designations, preferences, qualifications, limitations, restrictions and special or relative rights of the shares of the Fund authorized to be issued, will be furnished by the Fund to any shareholders upon request and without charge.
     IN WITNESS WHEREOF, the Fund has caused this Certificate to be signed by its duly authorized officers this _______ day of July, 2007.

As Transfer Agent and Registrar	THE CUSHING MLP TOTAL RETURN FUND

[Name of Transfer Agent and Registrar]	By:

By:	Name:

Name:	Title: [President, Vice President or Chairman]

Title:

By:
Name:
Title: [Secretary, Assistant Secretary, Treasurer or Assistant Treasurer]
Attest:
By:

     FOR VALUE RECEIVED,                 hereby sells, assigns and transfers unto                      (.     .) shares of beneficial interest represented by this Certificate, and do irrevocably constitute and appoint                      attorney to transfer the shares of beneficial interest on the books of the Fund with full power of substitution in the premises.
Dated
Signature
In presence of
Shares of beneficial interest of the Fund evidenced by this Certificate may be sold, transferred or otherwise disposed of only pursuant to the provisions of the Fund’s Amended and Restated Agreement and Declaration of Trust, as amended and in effect from time to time (the “Declaration of Trust”).
The Fund will furnish to any shareholder, upon request and without charge, the Fund’s Declaration of Trust and a full statement of the designations, preferences, limitations and relative rights of the shares of the Fund authorized to be issued, so far as they have been determined, and the authority of the Board of Trustees to determine the relative rights and preferences of subsequent classes or series. Any such request should be addressed to the Secretary of the Fund.
Unless this Certificate is presented by an authorized representative of            to the Fund or its agent for registration or transfer, exchange or payment, and any certificate issued is registered in the name of            or in such other name as is requested by an authorized representative of          and any payment is made to            or to such other entity as is requested by an authorized representative of            , ANY TRANSFER, PLEDGE OR THE USE FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL inasmuch as the registered owner,         , has an interest therein.